Exhibit T3A.19

Number 622577	Duplicate For File

Certificate of Incorporation

I hereby certify that

AMRYT GENETICS LIMITED

is this day incorporated under
the Companies Act 2014,
and that the company is
a Private Company Limited by Shares.

Given under my hand at Dublin, this

Monday, the 12th day of March, 2018

/s/ Registrar

for Registrar of Companies